Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 52 to the Registration Statement No. 811-03010 on Form N-1A of Fidelity Advisor Series VII, of our reports, each dated September 21, 2004 appearing in the Annual Report to Shareholders of Fidelity Advisor Biotechnology Fund, Fidelity Advisor Consumer Industries Fund, Fidelity Advisor Cyclical Industries Fund, Fidelity Advisor Developing Communications Fund, Fidelity Advisor Electronics Fund, Fidelity Advisor Financial Services Fund, Fidelity Advisor Health Care Fund, Fidelity Advisor Natural Resources Fund, Fidelity Advisor Technology Fund, and Fidelity Advisor Telecommunications & Utilities Growth Fund, and in the Annual Report to Shareholders of Fidelity Advisor Real Estate Fund for the year ended July 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

Deloitte & Touche LLP
Boston, Massachusetts
September 28, 2004